1128 Pennsylvania NE, Suite 200
Albuquerque, New Mexico 87110
Tel: (505) 255-4852
www.santafegoldcorp.com

Santa Fe Gold Exercises Option to Purchase Planet Micaceous Iron Oxide (MIO) Property and Settles Litigation

ALBUQUERQUE, N.M. – June 10, 2008 – Santa Fe Gold Corp (OTC Bulletin Board: SFEG), a U.S.-based mining and exploration enterprise focused on gold, silver, copper and industrial minerals, today announced that it had agreed to exercise its option to purchase the Planet MIO property, consisting of thirty-one patented mining claims totaling 523 acres in La Paz County, Arizona. The Company originally leased the property in 2000 under the terms of a Lease with Option to Purchase. The Company’s agreement to exercise its purchase option was reached with New Planet Copper Mining Company in connection with an out of court settlement of an action the Company commenced in March 2007 seeking to confirm that the lease remained in good standing.

The purchase price is $250,000, as specified under the terms of the 2000 Lease with Option to Purchase, and may be paid with interest over a term of four years. There also is provision for a 5% royalty to be paid on any future production. Closing is to occur within 60 days.

Dr. Pierce Carson, CEO, stated, “We are pleased to have settled the litigation, which removes any doubt as to our rights to the Planet property. The property contains a world-class resource of micaceous iron oxide (“MIO”), an industrial mineral valued around the world as an important coating pigment used in corrosion-control systems for structural steelwork.

“This property fits the Company’s strategic agenda of building a portfolio of high quality, diversified mineral assets. Quality deposits of MIO are a geologic rarity, with only a handful of primary suppliers worldwide, and none in North America. The Planet deposit represents an exceptional ore deposit characterized by high grade, favorable metallurgy and a drilled resource sufficient to sustain an open pit mining operation for over thirty years.”

Additional information about the transaction may be found in the company’s 8-K filing with the SEC, available through the company’s website.

About Santa Fe Gold Corp:
Santa Fe Gold Corp (OTCBB: SFEG) is a U.S.-based mining and exploration enterprise focused on acquiring and developing gold, silver, copper and industrial mineral properties. The company owns the Summit silver-gold property and a mill site and processing equipment in southwestern New Mexico; mineral lease rights to the Ortiz gold property in north-central New Mexico, believed to contain two million ounces of gold; the Black Canyon mica mine and processing facility near Phoenix, Arizona; and a large resource of micaceous iron oxide (MIO) in western Arizona. Santa Fe Gold intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals. To learn more about the company, visit www.santafegoldcorp.com.

Forward Looking Statements:
The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a "forward-looking statement" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While the company believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than those indicated in the forward-looking information contained herein.

Contact:
Pierce Carson
1-505-255-4852